Exhibit 4.5

WAIVER

TO

WARRANT AGREEMENT

This Waiver is made and entered into as of April ____, 2025 (this “Waiver”), by and between USA Rare Earth, Inc., a Delaware corporation (the “Company”) and the undersigned holder (the “Warrant Holder”) of a warrant to purchase shares of common stock, par value $0.0001 per share, of the Company, initially exercisable on March 13, 2025 and expiring on March 13, 2030 (the “Warrant”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Warrant.

RECITALS:

WHEREAS, Section 3 of the Warrant contains provisions providing for the adjustment of the Exercise Price and the number of Warrant Shares in the event of certain issuances or deemed issuances of shares of Common Stock by the Company (the “Anti-Dilution Provisions”); and

WHEREAS, the Company is proposing to raise additional capital in a private placement contemplated to close in the second quarter of 2025 (the “PIPE Financing”) by issuing to one or more investors (the “New Investors”) units at a price of $7.00 per unit, each comprised of one share of Common Stock (or right to purchase one share of Common Stock pursuant to a pre-funded warrant in lieu thereof) and a warrant to purchase one share of Common Stock at an initial exercise price of $7.00 per share, and the New Investors are requiring that, in connection with the PIPE Financing, the Anti-Dilution Provisions be waived to the extent set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Waiver in Connection With PIPE Financing. Notwithstanding anything to the contrary in the Warrant, including Sections 2(b) and Section 3(c), solely in connection with the PIPE Financing, the Warrant Holder hereby agrees that the adjusted Exercise Price resulting from consummation of the PIPE Financing will be equal to $7.00, and the Warrant Holder hereby waives its rights under any provisions of the Warrant, including the Anti-Dilution Provisions, to the extent they would otherwise cause the Exercise Price to be lower than $7.00. This waiver is solely limited to the PIPE Financing, is not a permanent waiver of any rights under the Warrant and shall not apply to any past or future financings or transactions other than the PIPE Financing.

2. Counterparts; Electronic Delivery. This Waiver may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Waiver (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Waiver.

3. Effect of This Waiver. This Waiver is made a part of the Warrant. Except as otherwise expressly provided herein, the Warrant is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Warrant shall mean the Warrant as modified by this Waiver. Any reference to the Warrant contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Waiver shall be deemed to refer to the Warrant as modified by this Waiver unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Warrant” or “the date hereof”, wherever used in the Warrant, as modified by this Waiver, shall mean March 13, 2025.

4. Other Provisions. Section 5(e) (Jurisdiction), Section 5(g) (Nonwaiver and Expenses), Section 5(k) (Successors and Assigns), Section 5(l) (Amendment), Section 5(m) (Severability) and Section 5(n) (Headings) of the Warrant are incorporated herein by reference and shall apply mutatis mutandis to this Waiver.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed by their respective authorized signatories as of the date first indicated above.

USA RARE EARTH, INC.

By:
Name:
Title:

[Warrant Holder Signature Page to Waiver to Warrant]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed by their respective authorized signatories as of the date first indicated above.

WARRANT HOLDER

By:
Name:
Title:

[Warrant Holder Signature Page to Waiver to Warrant]

3